Exhibit 99.19

NEWS

Not for release or publication in Italy, Canada or Japan

15 May 2007

Immediate release

GROUPE EUROTUNNEL SA (“GET SA”):

OFFER FOR THE UNITS

comprising one share of

EUROTUNNEL SA

and one share of

EUROTUNNEL P.L.C.

(the “Offer”)

Reduction of the offer acceptance condition to 50%

GET SA hereby announces that, in accordance with paragraph 2.3.1 of the Offer Document published in connection with the Offer and as approved by the Autorité des marchés financiers, the acceptance condition for the Offer has been reduced to 50% of the outstanding Eurotunnel Units.

This reduction of the acceptance condition does not affect any previous or subsequent acceptances of the Offer, and all such acceptances will be treated as acceptances of the Offer with such reduced acceptance threshold.

N° GET 07/04

For media enquiries contact The Press Office on + 44 (0) 1303 284491.

Email: press@eurotunnel.com

For investor enquiries contact Michael Schuller on + 44 (0) 1303 288 749.

Email: michael.schuller@eurotunnel.com

www.eurotunnel.com

The terms of the Offer and of the reorganisation of Eurotunnel are set out in the Offer Document approved by the AMF on 4 April 2007 under number 2007-112 and in the Prospectus (comprised of the Registration Document registered on 21 March 2007 by the AMF under number i.07-021 and of the Securities Note approved by the AMF on 4 April 2007 under number 2007-113).

These documents can be viewed on the following websites: www.groupe-eurotunnel.com (also available from Eurotunnel’s website: www.eurotunnel.com) and www.amf-france.org.They are also available free of charge at the registered offices of GET SA, Eurotunnel SA and Eurotunnel P.L.C..

The attention of the public is drawn in particular to the risks factors described in the Prospectus.